Exhibit 4.5

EMPLOYEE STOCK PURCHASE PLAN

Amendment Number 4

to the Employee Stock Purchase Plan

of The Hackett Group, Inc.

Pursuant to the authority granted pursuant to Section 24 of the Employee Stock Purchase Plan (the “Plan”) of The Hackett Group, Inc. (the “Company”), the Board of Directors of the Company hereby amends the following sections of the Plan:

I. Section 1 of the Plan is hereby amended and restated in its entirety as follows:

1. SHARES SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 26 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is 4,775,000. The shares of Common Stock issuable under the Plan may, in the discretion of the Board of Directors of the Company (the “Board”), be either authorized but unissued shares of treasury shares.

II. Section 25 of the Plan is hereby amended and restated in its entirety as follows:

25. EFFECTIVE DATE; TERM AND TERMINATION OF THE PLAN.

The Plan, as amended by Amendment No. 4, shall be effective as of the date of adoption of the amendment by the Board, which date is set forth below, subject, in the case of the amendment to Section 1, to approval of the Plan, as amended by Amendment No. 4, by a majority of the votes present and entitled to vote at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy provided, however, that upon approval of the Plan, as amended by Amendment No. 4, by the shareholders of the Company as set forth above, all rights to purchase shares granted under the Plan, as amended by Amendment No. 4, on or after the effective date shall be fully effective as if the shareholders of the Company had approved the plan on the effective date. If the shareholders fail to approve the Plan, as amended by Amendment No. 4, on or before one year after the effective date, the terms of Section 1 of Amendment No. 4 shall not take effect, but all other provisions of the Plan, as amended by Amendment No. 4, including the termination date, shall be in effect. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating employees that have vested at the time of termination. In any event, the Plan shall, without further action of the Board, terminate on July 1, 2028 or, if earlier, at such time as all shares of Common Stock that may be made available for purchase under the Plan, as amended pursuant to Section 1 above, have been issued.

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